EXHIBIT 23. (p)(1)

LEE FINANCIAL MUTUAL FUND, INC.

CODE OF ETHICS

ATTACHMENT A

Effective: July 27, 2000

Amended: September 6, 2022

List of Access Persons

Clayton Chow – Director

Lynden Keala – Director

Kim Scoggins – Director

Terrence Lee – CEO and Interested Director

Camille Danao - Administration

Nora Foley – President and Chief Compliance Officer

Christine Iha – Administration

Jandi Iha – Administration

Sarah Kleinschmidt – Wealth Manager

Stephanie Kuwaye – Wealth Manager

Janel Lam - Administration

Kathy Lum – Vice President/Senior Wealth Manager

Lee Ann Matsuda – Treasurer and Vice President

Charlotte Meyer – Secretary and Executive Vice President

Amber Suhas – Senior Wealth Manager

Charlotte Teruya-Westcott – Senior Wealth Manager

Shari Toyama - Administration

List of Investment Personnel

Terrence Lee – CEO and Director; Portfolio Manager

Review Officer

Nora Foley – President and Chief Compliance Officer

Alternate Review Officer

Terrence Lee – CEO and Interested Director